Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Anheuser-Busch InBev SA/NV of our report dated February 27, 2008, relating to the financial statements of Anheuser-Busch Companies, Inc. as of December 31, 2007 and 2006 and for the three years ended December 31, 2007, which appears in Anheuser-Busch InBev SA/NV’s Registration Statement on Form 20-F, dated September 14, 2009. We also consent to the incorporation by reference in this Registration Statement of our report dated June 26, 2009, relating to the financial statement of Anheuser-Busch Companies, Inc. as of December 31, 2008, which also appears in Anheuser-Busch InBev SA/NV’s Registration Statement on Form 20-F, dated September 14, 2009.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

St. Louis, MO

March 19, 2010